VSE Corporation Announces First Quarter 2024 Results
Record Revenue and Profitability for Aviation Segment

ALEXANDRIA, VIRGINIA, May 8, 2024 - VSE Corporation (NASDAQ: VSEC, "VSE", or the "Company"), a leading provider of aftermarket distribution and repair services, announced today results for the first quarter 2024.

FIRST QUARTER 2024 RESULTS(1)
(As compared to the First Quarter 2023)

▪Total Revenues of $241.5 million increased 28.1%
▪GAAP Net Income of $12.1 million increased 49.0%
▪GAAP EPS (Diluted) of $0.76 increased 20.6%
▪Adjusted EBITDA(2) of $32.3 million increased 36.7%
▪Adjusted Net Income(2) of $13.9 million increased 50.2%
▪Adjusted EPS (Diluted)(2) of $0.87 increased 22.5%

1 From continuing operations
2 Non-GAAP measure. See additional information at the end of this release regarding non-GAAP financial measures

MANAGEMENT COMMENTARY
“We completed the first quarter of 2024 with record financial results," said John Cuomo, President and CEO of VSE Corporation. "Our Aviation segment reported 43% revenue growth and record Adjusted EBITDA margins of 17% in the quarter. The Aviation segment's robust results were supported by strong execution on recently awarded distribution and MRO agreements, the introduction of new product and service capabilities, the launch of a newly acquired OEM licensed manufacturing program, and contributions from the Desser Aerospace acquisition. Our Fleet segment continued to diversify its customer base, driving strong growth in commercial and e-commerce customers, offset by a near-term decrease in maintenance activity within the United States Postal Service.”

Mr. Cuomo continued, “As previously communicated, our 2024 focus is program implementation and execution. This involves the expansion of a recently announced agreement with Pratt & Whitney Canada to support Europe, Middle East, and Africa ("EMEA"), the launch of the newly acquired OEM licensed manufacturing program, and the integration of newly acquired businesses. As we embark on this transformation and with our continued focus on aviation aftermarket expansion, I am confident in our team’s ability to execute these strategic initiatives while continuing to drive above-market revenue growth and improved profitability.”

STRATEGIC UPDATE

•TURBINE CONTROLS ACQUISITION: On April 24, 2024, VSE completed the acquisition of Turbine Controls, Inc. ("TCI"), a leading provider of aftermarket maintenance, repair and overhaul (“MRO”) support services for complex engine components, as well as engine and airframe accessories. VSE acquired TCI for a total consideration of approximately $120 million, comprising $110 million in cash and $10 million of common shares of the Company, subject to working capital adjustments. TCI expands VSE's OEM-authorized repair capabilities and increases VSE's exposure to the commercial aviation market. In early May, the TCI team accepted a key supplier award from Collins Aerospace, exemplifying TCI's commitment to excellence and program execution.

•AVIATION NEW PROGRAM EXECUTION AND ACQUISITION UPDATE:
◦The launch of the Pratt & Whitney Canada EMEA program, announced in the fourth quarter of 2023, remains on track with the opening of a new distribution facility in Hamburg, Germany, and the initial shipments to customers in the first quarter.
◦The Honeywell Fuel Controls program, announced in the fourth quarter, is outpacing early expectations, contributing to margin growth in the first quarter. The expansion of the Aviation segment's Kansas facility, the future center of excellence for the fuel control program, is on track to be operational by the end of this year.
◦During the first quarter, VSE Aviation expanded and renewed an OEM engine accessory part distribution agreement for 10-years, valued at approximately $175 million over the life of the program.
◦The integration of Desser Aerospace is in process and remains on track to be completed over the next twelve-months, and is expected to drive revenue growth and margin expansion.
•FEDERAL AND DEFENSE DIVESTITURE AND CORPORATE RESTRUCTURING: In February 2024, VSE completed the sale of substantially all of its Federal and Defense segment (“FDS”) operating assets. The FDS sale was completed for a total cash consideration of $44.0 million, subject to post-closing adjustments. In the first quarter of 2024, we recognized an $18.7 million loss, net of tax, related to the FDS separation, which includes a non-cash loss on the FDS Sale, other FDS impairment, and loss from FDS operations and other one-time transaction expenses. As previously disclosed, the Company expects to recognize additional restructuring charges ranging from $15 to $18 million related to certain corporate restructuring initiatives as we complete all transition work by the end of 2024.

FIRST QUARTER SEGMENT RESULTS
Aviation segment revenue increased 43% year-over-year to a record $162.4 million in the first quarter of 2024. The year-over-year revenue improvement was attributable to strong program execution of new and existing distribution awards, increased MRO activity, and contributions from recent acquisitions. On an organic basis, revenue increased approximately 20%, as compared to the prior-year period. Aviation distribution and repair revenue increased 38% and 58%, respectively, in the first quarter of 2024, versus the prior-year period. The Aviation segment reported operating income of $22.3 million in the first quarter, compared to $15.7 million in the same period of 2023. Segment Adjusted EBITDA increased by 46% in the first quarter to $27.7 million, versus $18.9 million in the prior-year period. Adjusted EBITDA margin was 17.0%, an increase of approximately 30 basis points versus the prior-year period, driven primarily by favorable price and product mix, along with strong MRO revenue growth.

Fleet segment revenue increased 5% year-over-year to $79.2 million in the first quarter of 2024. Revenue from commercial customers increased 37% on a year-over-year basis, driven by growth in e-commerce fulfillment and commercial fleet sales. Commercial revenue represented 56% of total Fleet segment revenue in the period. Revenue from the United States Postal Service ("USPS") declined approximately 19% on a year-over-year basis. This revenue decline was primarily driven by USPS' transition to a new Fleet Management Information System, which is expected to be completed in the third quarter of 2024, resulting in a temporary reduction in maintenance related activity and parts usage. The Fleet segment reported operating income of $6.6 million in the first quarter, compared to $5.9 million in the same period of 2023. Segment Adjusted EBITDA decreased 7%year-over-year to $7.5 million, and Adjusted EBITDA margin declined approximately 130 basis points to 9.5%, primarily driven by customer and product mix.

FINANCIAL RESOURCES AND LIQUIDITY
As of March 31, 2024, the Company had $175 million in cash and unused commitment availability under its $350 million revolving credit facility maturing in 2026. As of March 31, 2024, VSE had a total net debt outstanding of $471 million. Pro forma net leverage was approximately 3.7 times EBITDA as of the end of the first quarter.

Following the acquisition of TCI in April 2024, VSE's pro forma net leverage ratio is expected to be approximately 4.1 times. Pro forma net leverage is expected to be below 4 times by year-end, driven by free cash flow generation in the second-half of the year.

GUIDANCE
VSE is increasing its full-year 2024 revenue growth and Adjusted EBITDA margin guidance for its Aviation segment. The guidance is as follows:
•Aviation segment full-year 2024 revenue guidance range is increasing from 24% to 28% to 34% to 38% growth, as compared to the prior year, to reflect both current business performance and current year contributions from the recent TCI acquisition.
•Aviation segment full-year 2024 Adjusted EBITDA margin guidance range is increasing from 15% to 16% to 15.5% to 16.5%.

VSE is revising its full-year 2024 revenue growth and Adjusted EBITDA margin guidance for its Fleet segment. The new guidance is as follows:
•Fleet segment full-year 2024 revenue guidance range is decreasing from 13% to 17% to a 0% to 5%, as compared to the prior year. The USPS has decided to migrate all of their vehicle maintenance facilities to a new Fleet Management Information System ("FMIS") in 2024, which is resulting in a temporary decline in the number of transactions processed at converted facilities. To date, the USPS has migrated one-third of their facilities to this new system and expects to convert the remaining facilities by the end of the third quarter of 2024. As a result, the Company expects USPS revenue to decline 30% to 35% for the full year 2024, offset by an approximate 40% increase in commercial revenue. The USPS recovery following this temporary decline is anticipated to begin in the fourth quarter of 2024.
•Fleet segment full-year 2024 Adjusted EBITDA margin guidance is 6% to 8%, driven by lower USPS sales volume and an increased mix of commercial customers.

FIRST QUARTER RESULTS

	Three months ended March 31,
(in thousands, except per share data)	2024	2023	% Change
Revenues	$241,539	$188,587	28.1%
Operating income	$24,174	$16,778	44.1%
Net income from continuing operations	$12,100	$8,120	49.0%
EPS (Diluted)	$0.76	$0.63	20.6%

FIRST QUARTER SEGMENT RESULTS

The following is a summary of revenues and operating income for the three months ended March 31, 2024 and March 31, 2023:

	Three months ended March 31,
(in thousands)	2024	2023	% Change
Revenues:
Aviation	$162,383	$113,235	43.4%
Fleet	79,156	75,352	5.0%
Total revenues	$241,539	$188,587	28.1%

Operating income (loss):
Aviation	$22,310	$15,664	42.4%
Fleet	6,617	5,899	12.2%
Corporate/unallocated expenses	(4,753)	(4,785)	(0.7)%
Operating income	$24,174	$16,778	44.1%

The Company reported $7.7 million of total capital expenditures for three months ended March 31, 2024.

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles ("GAAP"), this earnings release also contains Non-GAAP financial measures. These measures provide useful information to investors, and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures is included in the supplemental schedules attached.

NON-GAAP FINANCIAL INFORMATION

Adjusted Net Income from Continuing Operations and Adjusted EPS

	Three months ended March 31,
(in thousands)	2024	2023	% Change
Net income from continuing operations	$12,100	$8,120	49.0%
Adjustments to income from continuing operations:
Acquisition, integration and restructuring costs	2,348	1,475	59.2%
	14,448	9,595	50.6%
Tax impact of adjusted items	(586)	(368)	59.2%
Adjusted net income from continuing operations	$13,862	$9,227	50.2%
Weighted average dilutive shares	15,940	12,926	23.3%
Adjusted EPS (Diluted)	$0.87	$0.71	22.5%

EBITDA and Adjusted EBITDA

	Three months ended March 31,
(in thousands)	2024	2023	% Change
Net income from continuing operations	$12,100	$8,120	49.0%
Interest expense	9,187	5,980	53.6%
Income taxes	2,887	2,678	7.8%
Amortization of intangible assets	3,381	3,939	(14.2)%
Depreciation and other amortization	2,414	1,447	66.8%
EBITDA	29,969	22,164	35.2%
Acquisition, integration and restructuring costs	2,348	1,475	59.2%
Adjusted EBITDA	$32,317	$23,639	36.7%

Adjusted EBITDA Summary
(in thousands)	Three months ended March 31,
	2024	2023	% Change
Aviation	$27,678	$18,918	46.3%
Fleet	7,536	8,144	(7.5)%
Adjusted Corporate expenses (1)	(2,897)	(3,423)	(15.4)%
Adjusted EBITDA	$32,317	$23,639	36.7%

(1) Includes certain adjustments not directly attributable to any of our segments.

Segment EBITDA and Adjusted EBITDA

	Three months ended March 31,
(in thousands)	2024	2023	% Change
Aviation
Operating income	$22,310	$15,664	42.4%
Depreciation and amortization	4,933	3,254	51.6%
EBITDA	27,243	18,918	44.0%
Acquisition, integration and restructuring costs	435	—	—%
Adjusted EBITDA	$27,678	$18,918	46.3%

Fleet
Operating income	$6,617	$5,899	12.2%
Depreciation and amortization	755	2,087	(63.8)%
EBITDA	7,372	7,986	(7.7)%
Acquisition, integration and restructuring costs	164	158	3.8%
Adjusted EBITDA	$7,536	$8,144	(7.5)%

Free Cash Flow

	Three months ended
(in thousands)	March 31, 2024	December 31, 2023
Net cash used in operating activities	$(79,060)	$27,942
Capital expenditures	(7,729)	(7,871)
Free cash flow	$(86,789)	$20,071

Net Debt

(in thousands)	March 31, 2024	December 31, 2023
Principal amount of debt	$484,946	$433,000
Debt issuance costs	(3,324)	(3,656)
Cash and cash equivalents	(10,569)	(7,768)
Net Debt	$471,053	$421,576

Net Leverage Ratio

($ in thousands)	March 31, 2024		December 31, 2023
Net Debt	$471,053		$421,576
TTM Adjusted EBITDA (1)	$122,515		$113,833
Net Leverage Ratio	3.8	x	3.7	x

TTM Adjusted EBITDA Proforma (2)	$128,481		$124,304
Pro forma Net Leverage Ratio	3.7	x	3.4	x
(1) TTM Adjusted EBITDA is defined as Adjusted EBITDA for the most recent twelve (12) month period.
(2) TTM Pro Forma Adjusted EBITDA includes pre-acquisition portion of EBITDA for the trailing twelve months that is not included in historical results.

The non-GAAP Financial Information set forth in this document is not calculated in accordance with GAAP under SEC Regulation G. We consider Adjusted Net Income, Adjusted EPS (Diluted), EBITDA, Adjusted EBITDA, net debt and free cash flow as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. These non-GAAP financial measures, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. Adjusted Net Income represents Net Income adjusted for acquisition-related costs, other discrete items, and related tax impact. Adjusted EPS (Diluted) is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for discrete items as identified above. Adjusted EBITDA Pro Forma represents Adjusted EBITDA plus the pre-acquisition portion of EBITDA for the trailing twelve months. Net debt is defined as principal amount of debt less debt issuance costs and less cash and cash equivalents. Free cash flow represents operating cash flow less capital expenditures. Pro Forma Net leverage ratio is calculated as net debt divided by trailing twelve month Adjusted EBITDA Pro Forma.
The Company has presented forward-looking statements regarding Adjusted EBITDA margin. This non-GAAP financial measure is derived by excluding certain amounts, expenses or income, from the corresponding financial measure determined in accordance with GAAP. The determination of the amounts that are excluded from this non-GAAP financial measure is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period in reliance on the exception provided by item 10(e)(1)(i)(B) of Regulation S-K. We are unable to present a quantitative reconciliation of forward-looking Adjusted EBITDA margin to its most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measure without unreasonable effort or expense. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's future financial results. This non-GAAP financial measure is a preliminary estimate and is subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company's actual results and preliminary financial data set forth above may be material.

CONFERENCE CALL

A conference call will be held Thursday, May 9, 2024 at 8:30 A.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of VSE’s website at https://ir.vsecorp.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	(877) 407-0789
International Live:	(201) 689-8562
Audio Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1662673&tp_key=796d0d3183

To listen to a replay of the teleconference through May 23, 2024:

Domestic Replay:	(844) 512-2921
International Replay:	(412) 317-6671
Replay PIN Number:	13745309

ABOUT VSE CORPORATION

VSE is a leading provider of aftermarket distribution and repair services. Operating through its two key segments, VSE significantly enhances the productivity and longevity of its customers' high-value, business-critical assets. The Aviation segment is a leading provider of aftermarket parts distribution and maintenance, repair, and overhaul ("MRO") services for components and engine accessories to commercial, business, and general aviation operators. The Fleet segment specializes in part distribution, engineering solutions, and supply chain management services catered to the medium and heavy-duty fleet market. For more detailed information, please visit VSE's website at www.vsecorp.com.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission ("SEC") on or about May 9, 2024 for more details on our first quarter 2024 results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2023 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short- and long-term business challenges and opportunities.

FORWARD LOOKING STATEMENTS

This document contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause VSE’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this document. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. “Forward-looking” statements, as such term is defined by the SEC in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, factors identified in our reports filed or expected to be filed with the SEC including our Annual Report on Form 10-K for the year ended December 31, 2023. All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned not to place undue reliance on these forward looking-statements, which reflect management's analysis only as of the date hereof. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INVESTOR CONTACT

Michael Perlman
VP, Investor Relations & Treasury
T: (954) 547-0480 M: (561) 281-0247
investors@vsecorp.com

VSE Corporation and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$10,569	$7,768
Receivables (net of allowance of $4.6 million and $3.4 million, respectively)	145,427	127,958
Contract assets	10,800	8,049
Inventories	521,247	500,864
Other current assets	55,053	36,389
Current assets held-for-sale	—	93,002
Total current assets	743,096	774,030
Property and equipment (net of accumulated depreciation of $46.8 million and $37.4 million, respectively)	66,559	58,076
Intangible assets (net of accumulated amortization of $69.6 million and $135.6 million, respectively)	110,749	114,130
Goodwill	351,112	351,781
Operating lease right-of-use asset	35,123	28,684
Other assets	30,285	23,637
Total assets	$1,336,924	$1,350,338

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$30,000	$22,500
Accounts payable	155,478	173,036
Accrued expenses and other current liabilities	35,988	36,383
Dividends payable	1,584	1,576
Current liabilities held-for-sale	—	53,391
Total current liabilities	223,050	286,886
Long-term debt, less current portion	451,622	406,844
Deferred compensation	7,677	7,939
Long-term operating lease obligations	31,431	24,959
Deferred tax liabilities	7,406	6,985
Other long-term liabilities	3,000	—
Total liabilities	724,186	733,613
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.05 per share, authorized 23,000,000 shares; issued and outstanding $15,834,164 and $15,756,918, respectively	792	788
Additional paid-in capital	230,805	229,103
Retained earnings	376,505	384,702
Accumulated other comprehensive loss	4,636	2,132
Total stockholders' equity	612,738	616,725
Total liabilities and stockholders' equity	$1,336,924	$1,350,338

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months ended March 31,
	2024	2023
Revenues:
Products	$187,179	$154,446
Services	54,360	34,141
Total revenues	241,539	188,587

Costs and operating expenses:
Products	162,983	135,249
Services	48,002	30,576
Selling, general and administrative expenses	2,999	2,045
Amortization of intangible assets	3,381	3,939
Total costs and operating expenses	217,365	171,809
Operating income	24,174	16,778

Interest expense, net	9,187	5,980
Income from continuing operations before income taxes	14,987	10,798
Provision for income taxes	2,887	2,678
Net income from continuing operations	12,100	8,120
(Loss) income from discontinued operations, net of tax	(18,711)	997
Net (loss) income	$(6,611)	$9,117

Earnings (loss) per share:
Basic
Continuing operations	$0.77	$0.63
Discontinued operations	(1.19)	0.08
	$(0.42)	$0.71

Diluted
Continuing operations	$0.76	$0.63
Discontinued operations	(1.17)	0.08
	$(0.41)	$0.71

Weighted average shares outstanding:
Basic	15,783,915	12,844,458
Diluted	15,939,950	12,926,424

Dividends declared per share	$0.10	$0.10

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the three months ended March 31,
	2024	2023
	(a)	(a)
Cash flows from operating activities:
Net (loss) income	$(6,611)	$9,117
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	5,945	6,247
Amortization of debt issuance cost	332	213
Deferred taxes	(3,763)	540
Stock-based compensation	2,498	2,081
Impairment and loss on sale of business segment	16,867	—
Loss on sale of property and equipment	421	—
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(24,604)	(9,801)
Contract assets	7,823	2,423
Inventories	(19,911)	(33,230)
Other current assets and other assets	(17,381)	1,409
Operating lease assets and liabilities, net	(166)	68
Accounts payable and deferred compensation	(25,676)	(18,257)
Accrued expenses and other current and noncurrent liabilities	(14,834)	(9,484)
Net cash used in operating activities	(79,060)	(48,674)
Cash flows from investing activities:
Purchases of property and equipment	(7,729)	(2,840)
Proceeds from the sale of business segment	41,137	—
Cash paid for acquisitions, net of cash acquired	—	(11,754)
Net cash provided (used) in investing activities	33,408	(14,594)
Cash flows from financing activities:
Borrowings on bank credit facilities	211,082	176,751
Repayments on bank credit facilities	(159,135)	(111,363)
Proceeds from issuance of common stock	—	248
Payment of taxes for equity transactions	(2,079)	(1,031)
Dividends paid	(1,577)	(1,283)
Net cash provided by financing activities	48,291	63,322
Net increase in cash and cash equivalents	2,639	54
Cash and cash equivalents, beginning of period	7,930	478
Cash and cash equivalents, end of period	$10,569	$532

(a) The cash flows related to discontinued operations and held-for-sale assets and liabilities have not been segregated, and remain included in the major classes of assets and liabilities. Accordingly, the Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.